EXHIBIT 4.2

                       TANGRAM ENTERPRISE SOLUTIONS, INC.
                         STOCK OPTION PLAN FOR DIRECTORS

[Adopted by the Board on December 22, 1992 and approved by the shareholders on May 12, 1993]

Section 1.  Purpose.

            The purpose of the Plan is to promote the interests of the Corporation and its shareholders by attracting and retaining highly qualified independent directors with an investment interest in the future success of the Corporation.

Section 2.  Definitions.

            Unless the context clearly indicates otherwise, the following terms, when used in the Plan, shall have the meanings set forth in this Section.

            (a) "Board" shall mean the Board of Directors of the Corporation.

            (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

            (c) "Corporation" shall mean Tangram Enterprise Solutions, Inc., a Pennsylvania corporation.

            (d) "Corporation's Affiliates" shall mean the Corporation's consolidated subsidiaries, Safeguard Scientifics, Inc. ("Safeguard"), and any consolidated subsidiary or affiliated partnership company of Safeguard. For purposes of this definition, an affiliated partnership company of Safeguard shall be defined as an entity controlled by Safeguard, directly or indirectly, through one or more intermediaries or through management of any venture capital fund.

            (e) "Director" shall mean any member of the Board.

            (f) "Fair Market Value" shall mean the inside asked price or, in the event the Corporation's shares of common stock are traded on the NASDAQ National Market System or a national securities exchange, the closing price on the date of grant.

            (g) "Grantee" shall mean a person granted an Option under the Plan.

            (h) "Eligible Directors" shall mean Directors who are not also employees of the Corporation or the Corporation's Affiliates.

            (i) "Options" shall mean options granted under the Plan.

            (j) "Plan" shall mean this Stock Option Plan for Directors as set forth herein and as amended from time to time.

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            (k) "Stock" shall mean shares of the common stock, $.01 par value, of the Corporation.

Section 3.  Shares of Stock Subject to the Plan.

            Subject to the provisions of Section 6, the Stock which may be issued pursuant to Options granted under the Plan shall not exceed 100,000 shares in the aggregate. Stock issuable upon the exercise of any Option may be authorized but unissued shares or reacquired shares of Stock. Shares of Stock subject to an Option which are not issued pursuant to the exercise of such Option shall be available for subsequent issuance under the Plan.

Section 4.  Grant of Options.

            (a) Eligibility; Grant. Only Eligible Directors of the Corporation shall receive Options under the Plan. Subject to the approval of the Plan by the shareholders of the Corporation and to the availability of Stock issuable under the Plan pursuant to Section 3 hereof, on December 22, 1992, each Eligible Director who was elected to office on or after October 1, 1992, shall receive, and upon election, any Eligible Director who has not theretofore been a Director of the Corporation shall receive, an Option under the Plan to purchase 10,000 shares of Stock (the "Initial Grant"). Thereafter additional Options under the Plan to purchase 2,000 shares of Stock (the "Service Grants") shall be granted to each Eligible Director on (i) the second anniversary of his or her election as a Director and (ii) on the anniversary of his or her election as a Director after the end of every two years' service thereafter, provided, however, that the maximum number of shares of Stock subject to Options which may be granted to an Eligible Director under the Plan shall not exceed 20,000 shares of Stock. The Initial Grant and the Service Grants shall be subject to the availability of Stock issuable under the Plan pursuant to Section 3 hereof, shall be subject to adjustment as provided in Section 6 hereof, and shall not be subject to the discretion of any person or persons.

            (b) Exercise Price. The exercise price of each share of Stock subject to an Option shall equal the Fair Market Value of a share of Stock on the date such Option is granted. In the event the anniversary of an Eligible Director's election shall fall on a Saturday, Sunday or holiday, the exercise price of each share of Stock subject to such Option shall equal the Fair Market Value of a share of Stock on the last trading day immediately preceding such date.

            (c) Term; Exercise. Each Option shall have a term of ten years from the date of Option grant. Each Initial Grant shall become exercisable in four equal installments of a whole number of shares of Stock on the first, second, third and fourth anniversaries of the date of grant of such Option. Service Grants shall become exercisable in two equal installments of a whole number of shares of Stock on the first and second anniversaries of the date of grant of such Option.

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Section 5.  Exercise of Options.

            Upon the exercise of any Option, the Grantee shall pay the exercise price of the shares of Stock being purchased (a) in cash or its equivalent; (b) in Stock previously acquired by the Grantee, provided that if such Stock was acquired through exercise of an ISO, such Stock has been held by the Grantee for a period of not less than the holding period described in section 422(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), on the date of exercise, or if such Stock was acquired through exercise of an NQSO or of an option under a similar plan, such Stock has been held by the Grantee for a period of more than one year on the date of exercise, and further provided that the Grantee shall not have tendered Stock in payment of the exercise price of any other Option under the Plan or any other stock option plan of the Corporation within six calendar months of the date of exercise; (c) in any combination of (a) and (b) above; or (d) by delivering a properly executed notice of exercise of the Option to the Corporation and a broker, with irrevocable instructions to the broker to deliver to the Corporation on the settlement date the amount of sale proceeds necessary to pay the exercise price of the Option. In the event the Option price is paid, in whole or in part, with Stock, the portion of the Option price so paid shall be equal to the "fair market value" on the date of tender of the Stock so tendered in payment of such Option price.

      The number of shares of Stock which are issued pursuant to the exercise of an Option shall be charged against the maximum limitation on shares of Stock set forth in Section 3 hereof.

Section 6.  Certain Corporate Changes.

            (a) Stock Splits, Etc.. In the event of any change in the number or class of shares of Stock outstanding by reason of a stock dividend, stock split, subdivision or combination of shares, the number and class of shares of Stock subject to the Plan and to Options granted or to be granted under the Plan, and the exercise price of each outstanding Option, shall be proportionately adjusted (rounded to the nearest whole number of shares).

            (b) Corporate Reorganizations. In the event that the Corporation is to be dissolved or liquidated, or the Corporation is a party to a merger or consolidation with another corporation in which the Corporation will not be the surviving entity or in which the outstanding shares of Stock will be converted into cash, securities or other property, or in the event that the Corporation is a party to a reorganization, then upon exercise of the Options, the holder thereof shall be entitled only to receive for the exercise price thereof the amount of cash, securities or other property into or for which one share of Stock was converted or exchanged multiplied by the number of shares of Stock subject to such Option.

Section 7.  Termination of Directorship.

            Upon the Grantee ceasing to be an Eligible Director of the Corporation for any reason other than as a result of (i) the employment of such person by the Corporation or the Corporation's Affiliates (ii) the Grantee's death, or (iii) the Grantee's retirement after age 65, such Grantee's Options shall be terminated six months after


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such Grantee's so ceasing to be an Eligible Director, provided, however, that in no event shall the period extend beyond the expiration of the Option term. In no event shall any Option be exercisable for more than the maximum number of shares of Stock that the Grantee was entitled to purchase at the date of the Grantee's so ceasing to be an Eligible Director.

            Upon the Grantee ceasing to be an Eligible Director as a result of the employment of such person by the Corporation or the Corporation's affiliates or as a result of the retirement of the Grantee after age 65, such Grantee shall retain the right to exercise the installments of his or her Options in accordance with the terms of this Plan, whether or not such installments were exercisable as of the date the Eligible Director became an employee or retired, provided, however, that the Options and the exercise of installments with respect thereto shall be subject to the same restrictions set forth in the first and third paragraphs of this Section 7 as if the Grantee had been an Eligible Director upon the occurrence of any of the events described therein.

            Upon the Grantee ceasing to be an Eligible Director as a result of death, the period during which such Grantee's estate or the person or persons who acquired the right to exercise such Option by bequest or inheritance, may exercise any outstanding installments of such Grantee's Options which were exercisable as of the date of such death shall not exceed one year from the date of death, provided, however, that in no event shall the period extend beyond the expiration of the Option term. In no event shall any Option be exercisable for more than the maximum number of shares of Stock that the Grantee was entitled to purchase at the date of death.

Section 8.  General Provisions.

            (a) Each Option grant shall be evidenced by a written instrument containing terms and conditions consistent with the Plan.

            (b) No Grantee, and no beneficiary or other persons claiming under or through the Grantee, shall have any right, title or interest by reason of any Option to any particular assets of the Corporation, or any shares of Stock allocated or reserved for the purposes of the Plan or subject to any Option except as set forth herein. The Corporation shall not be required to establish any fund or make any other segregation of assets to assure the payment of any Option.

            (c) No right under the Plan shall be subject to anticipation, sale, assignment, pledge, encumbrance, or charge except by will or the laws of descent and distribution, and an Option shall be exercisable during the Grantee's lifetime only by the Grantee. Subject to the provisions of Section 7 hereof, in the event of a Grantee's death, his Options may be exercised by the Grantee's legal representatives.

            (d) Notwithstanding any other provision of the Plan or agreements made pursuant hereto, the Corporation shall not be required to issue or deliver any certificate for shares of Stock under this Plan prior to fulfillment of all of the following conditions:

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                  (1) Any registration or other qualification of such shares under any state or federal law or regulation, or other qualification which the Board shall, upon the advice of counsel, deem necessary or advisable;

                  (2) The obtaining of any other required consent, approval or permit from any state or federal governmental agency; and

                  (3) The execution by the Grantee (or the Grantee's legal
            representative) of such written representation that counsel for the Corporation shall advise is necessary or advisable to the effect that the shares of Stock then being purchased are being purchased for investment with no present intention of reselling or otherwise disposing of such shares in any manner which may result in a violation of the Securities Act of 1933, as amended, and the placement upon certificates for such shares of an appropriate legend in connection therewith.

            (e) In no event shall the Corporation be required to issue a fractional share hereunder.

Section 9.  Effective Date; Termination and Amendment.

            The Plan became effective on December 22, 1992, the date of its adoption by the Board, subject to the approval of the Corporation's shareholders at its 1993 Annual Meeting.

            The Board may terminate the Plan or make such modifications or amendments to the Plan as it shall deem advisable, provided, however, that the Board may not, without the affirmative vote of the holders of a majority of the outstanding shares present, or represented and entitled to vote on such issues, at a meeting held in accordance with Pennsylvania law or, alternatively, without the written consent of the holders of a majority of the outstanding shares entitled to vote on such issues: (a) change the number of shares for which Options may be granted under the Plan in the aggregate or to any Grantee (except as provided in Section 6 hereof) or (b) make any other material amendment to the Plan, provided, however, that no shareholder approval shall be required for an amendment or modification pursuant to Section 9(b) if Rule 16b-3, or any successor provision promulgated pursuant to Section 16 of the Securities Exchange Act of 1934 does not require shareholder approval.


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